Exhibit 15.1

May 13, 2022

To: ECMOHO Limited

5th Floor, 909 Tianyaoqiao Road

Xuhui District

Shanghai, 200030

The People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Variable Interest Entity” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in ECMOHO Limited’s annual report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinion under these headings into the Registration Statements on Form S-8 (No. 333-236027 and No. 333-257546) and Form F-3 (No. 333-257200). We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices